Parke Bancorp, Inc.
601 Delsea Drive,
Washington Township, NJ 08080

Contact:
Vito S. Pantilione, President and CEO
John S. Kaufman, Senior Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES SECOND QUARTER 2023 EARNINGS

Highlights:

Net Income:	$8.1 million
Revenue:	$28.9 million for Q2 2023
Total Assets:	$1.98 billion, decreased 0.1% over December 31, 2022
Total Loans:	$1.79 billion, increased 2.0% over December 31, 2022
Total Deposits:	$1.45 billion, decreased 8.2% over December 31, 2022

WASHINGTON TOWNSHIP, NJ, July 26, 2023 - Parke Bancorp, Inc. (“Parke Bancorp” or the "Company") (NASDAQ: “PKBK”), the parent company of Parke Bank, announced its operating results for the three and six months ended June 30, 2023.
Highlights for the three and six months ended June 30, 2023:
•Net income available to common shareholders was $8.1 million, or $0.68 per basic common share and $0.67 per diluted common share, for the three months ended June 30, 2023, a decrease of $2.6 million, or 24.3%, compared to net income available to common shareholders of $10.7 million, or $0.90 per basic common share and $0.88 per diluted common share, for the same quarter in 2022. The decrease was primarily driven by lower net interest income, lower non-interest income, and higher non-interest expense.

•Net interest income decreased 11.7% to $15.9 million for the three months ended June 30, 2023, compared to $18.0 million for the same period in 2022.

•Provision for credit losses was $500.0 thousand for the three months ended June 30, 2023, compared to a provision for credit losses of $350.0 thousand for the same period in 2022.

•Non-interest income decreased $918.0 thousand, or 36.5%, to $1.6 million for the three months ended June 30, 2023, compared to $2.5 million for the same period in 2022.

•Non-interest expense increased $661.0 thousand, or 11.6%, to $6.4 million for the three months ended June 30, 2023, compared to $5.7 million for the same period in 2022.

•Net income available to common shareholders was $19.2 million, or $1.61 per basic common share and $1.59 per diluted common share, for the six months ended June 30, 2023, a decrease of $1.6 million, or 7.5%, compared to net income available to common shareholders of $20.8 million, or $1.75 per basic common share and $1.71 per diluted common share, for the same period in 2022. The decrease is primarily driven by lower net interest income, lower non-interest income, and higher non-interest expense, partially offset by lower provision for credit losses.

•Net interest income decreased 5.9% to $33.0 million for the six months ended June 30, 2023, compared to $35.1 million for the same period in 2022.

•Non-interest income decreased $1.2 million, or 26.4%, to $3.4 million for the six months ended June 30, 2023, compared to $4.6 million for the same period in 2022.

•Non-interest expense increased 15.3% to $13.1 million for the six months ended June 30, 2023, compared to $11.4 million for the same period in 2022.
The following is a recap of the significant items that impacted the three and six months ended June 30, 2023:
Interest income increased $6.8 million for the second quarter of 2023 compared to the same period in 2022, primarily due to an increase in interest and fees on loans of $6.3 million to $25.8 million, a 32.4% increase, primarily driven by an increase in average outstanding loan balances and higher market interest rates. Additionally, interest earned on average deposits held at the Federal Reserve Bank ("FRB") increased by $412.0 thousand to $1.3 million during the three months ended June 30, 2023, due to higher interest rates paid on such deposits. For the six months ended June 30, 2023, interest income increased $13.1 million from the same period in 2022, primarily due to an increase in interest and fees on loans of $11.7 million to $50.3 million, a 30.1% increase, primarily driven by an increase in average outstanding loan balances and higher market interest rates. Additionally, interest earned on average deposits held at the FRB increased $1.4 million to $2.5 million during the six months ended June 30, 2023, due to higher interest rates paid on such deposits.

Interest expense increased $8.9 million, or 350.4%, to $11.4 million for the three months ended June 30, 2023, compared to the same period in 2022, primarily due to higher market interest rates, combined with changes in the mix of deposits and increased borrowings. For the six months ended June 30, 2023, interest expense increased $15.2 million, or 300.1%, to $20.3 million, primarily due to the same factors that drove the three month change.

The provision for credit losses was $500.0 thousand for the three months ended June 30, 2023, compared to $350.0 thousand for the same period in 2022. For the six months ended June 30, 2023, the provision for credit losses decreased $1.9 million, compared to an increase of $350.0 thousand for the same period in 2022. The provision credit for the six months ended June 30, 2023 was primarily related to decreases in loss factors related to the construction, commercial owner occupied, and residential 1 to 4 family investment portfolios from December 31, 2022, partially offset by increases in outstanding balance.

Non-interest income decreased $918.0 thousand, or 36.5%, for the three months ended June 30, 2023 compared to the same period in 2022, primarily as a result of a decrease in service fees on deposit accounts of $382.0 thousand, a decrease in the gain on sale of OREO of $281.0 thousand, and a decrease in loan fees of $200.0 thousand. The decrease in service fees on deposit accounts was primarily attributable to a decrease in service fees from deposit accounts related to our cannabis related businesses. For the six months ended June 30, 2023, non-interest income decreased $1.2 million, or 26.4%, compared to the same period in 2022, to $3.4 million. The decrease was primarily driven by a $483.0 thousand decrease in service fees on deposit accounts, a decrease in gain on sale of OREO of $328.0 thousand, and a $297.0 thousand decrease in loan fees.

Non-interest expense increased $661.0 thousand, or 11.5%, for the three months ended June 30, 2023 compared to the same period in 2022, primarily driven by an increase in compensation and benefits of $482.0 thousand and an increase in OREO expense of $141.0 thousand. The increase in compensation and benefits was due to an increase in salary expense of $100.0 thousand, and a reduction in deferred loan origination costs of $403.0 thousand due to a reduction in the number of loans originated during the quarter. The increase in OREO expense is mainly due to increases in legal, utilities, and real estate taxes related to our OREO portfolio. For the six months ended June 30, 2023, non-interest expense increased $1.7 million, or 15.3%, to $13.1 million, compared to the same period in 2022. The increase in non-interest expense was primarily driven by an increase in compensation and benefits of $1.4 million, and an increase in OREO expense of $281.0 thousand. The increase in compensation and benefits was primarily due to an increase in salary expense of $682.0 thousand, a reduction in deferred loan origination costs of $554.0 thousand due to a decrease in the number of loans originated, and an increase in payroll taxes of $80.0 thousand. The increase in OREO expense is mainly due to increases in legal, utilities, and real estate taxes related to our OREO portfolio.

Income tax expense decreased $1.2 million for the second quarter of 2023 compared to the same period in 2022. For the six months ended June 30, 2023 income tax expense decreased $1.2 million, compared to the same period in 2022. The effective tax rate for the three and six months ended June 30, 2023 was 23.2% and 23.5%, respectively, compared to 25.6% and 25.4% for the same periods in 2022.

June 30, 2023 discussion of financial condition
•Total assets were flat at $1.98 billion at June 30, 2023 as compared to December 31, 2022.
•Cash and cash equivalents totaled $137.5 million at June 30, 2023, as compared to $182.2 million at December 31, 2022. The decrease in cash and cash equivalents was due to a decrease in deposits, as well as an increase in loans receivable, partially offset by an increase in FHLBNY and FRB borrowings.
•The investment securities portfolio decreased to $17.8 million at June 30, 2023, from $18.7 million at December 31, 2022, a decrease of $986.0 thousand, or 5.3%, primarily due to pay downs of securities, and partially offset by an increase in security valuations.
•Gross loans increased to $1.79 billion at June 30, 2023, from $1.75 billion at December 31, 2022, an increase of $34.6 million or 2.0%.
•Nonperforming loans at June 30, 2023 increased to $19.5 million, representing 1.09% of total loans, an increase of $3.2 million, or 19.6%, from $16.3 million of nonperforming loans at December 31, 2022. The increase in nonperforming loans was primarily due to the modification of two commercial real estate loans where unpaid interest and fees were capitalized to the loans principal balance, as well as the addition of two commercial real estate loans that became nonperforming during the quarter. OREO at June 30, 2023 was $1.7 million, compared to $1.6 million at December 31, 2022. Nonperforming assets (consisting of nonperforming loans and OREO) represented 1.07% and 0.90% of total assets at June 30, 2023 and December 31, 2022, respectively. Loans past due 30 to 89 days were $1.7 million at June 30, 2023, an increase of $1.5 million from December 31, 2022.
•The allowance for credit losses was $32.0 million at June 30, 2023, as compared to $31.8 million at December 31, 2022. The ratio of the allowance for credit losses to total loans was 1.79% and 1.82% at June 30, 2023 and at December 31, 2022, respectively. The ratio of allowance for credit losses to non-performing loans was 164.6% at June 30, 2023, compared to 195.7%, at December 31, 2022.
•Other assets increased $8.7 million during the six months ended June 30, 2023, to $39.0 million at June 30, 2023 from $30.3 million at December 31, 2022, primarily driven by an increase of $4.9 million in restricted FHLBNY stock as a result of the increase in associated borrowings, and a $4.6 million increase in prepaid taxes.
•Total deposits were $1.45 billion at June 30, 2023, down from $1.58 billion at December 31, 2022, a decrease of $129.6 million or 8.2% compared to December 31, 2022. The decrease in deposits was attributed to a decrease in non-interest demand deposits of $81.6 million, a decrease in savings deposits of $59.6 million, and a decrease in NOW accounts of $16.5 million, partially offset by an increase in time deposits of $16.6 million, and an increase in money market balances of $11.4 million.

•Total borrowings increased $113.1 million during the six months ended June 30, 2023, to $239.2 million at June 30, 2023 from $126.1 million at December 31, 2022, driven by $103.0 million in FHLBNY term borrowings and $10.0 million in FRB borrowings.

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•Total equity increased to $279.1 million at June 30, 2023, up from $266.0 million at December 31, 2022, an increase of $13.1 million, or 4.9%, primarily due to the retention of earnings, partially offset by the payment of $4.3 million of cash dividends. Tangible book value per common share at June 30, 2023 was $23.33, compared to $22.24 at December 31, 2022.

CEO outlook and commentary
Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp, Inc. and Parke Bank, provided the following statement:

"Many challenges continue to face the economy and the banking industry. Although it has been reported that inflation has slowed, it still has not reached the Federal Reserve Board target level of 2%. Comments have been made that most likely additional interest rate increases will be required in 2023. The community banking industry is still facing intense competition for deposits, which has caused an increase in interest expense. The uncertainty in the economy supports a level of caution in generating new loans, evidenced by the relatively slow growth in our loan portfolio in 2023. In my experience, what I have seen is that this level of interest rate increases have had an adverse effect on the real estate industry. There are some real estate markets that have begun to see lower values, while others have shown surprising strength. Once again forecasts are mixed with some stating a soft landing with the current economic challenges and others believing that the real estate market is facing declining values. There does not appear to be a clear direction of the real estate market, which supports continued caution in generating new loans."

"The battle for deposits continues to increase our interest expense, which although somewhat offset by the increased yield of our loan portfolio, has an adverse effect on our net interest income. We have substantial on and off balance sheet liquidity which supports addressing these challenges."

"Our asset quality remains strong with little change from December 31, 2022, as we maintain strong credit loan reserves through the newly implemented CECL methodology. We continue to generate net income, increasing the equity and tangible book value for our shareholders of our bank. Parke Bank is committed to controlling expenses while identifying opportunities in the market, and supporting the continued strength of our Company and Parke Bank."

Forward Looking Statement Disclaimer

This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factors; our ability to maintain a strong capital base, strong earning and strict cost controls; our ability to generate strong revenues with increased interest income and net interest income;; our ability to continue the financial strength and growth of our Company and Parke Bank; our ability to continue to increase shareholders’ equity, maintain strong reserves and good credit quality; our ability to ensure our Company continues to have strong loan loss reserves; our ability to ensure that our loan loss provision is well positioned for the future; our ability to face current challenges in the market; our ability to be well positioned to take advantage of opportunities; our ability to continue to reduce our nonperforming loans and delinquencies and the expenses associated with them; our ability to realize a high recovery rate on disposition of troubled assets; our ability to continue to pay a dividend in the future; our ability to enhance shareholder value in the future; our ability to continue growing our Company, our earnings and shareholders’ equity; and our ability to continue to grow our loan portfolio; the possibility of additional corrective actions or limitations on the operations of the Company. and Parke Bank being imposed by banking regulators, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

(PKBK-ER)

Financial Supplement:

Table 1: Condensed Consolidated Balance Sheets (Unaudited)

Parke Bancorp, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2023	2022
	(Dollars in thousands)
Assets
Cash and cash equivalents	$137,497	$182,150
Investment securities	17,758	18,744
Loans, net of unearned income	1,786,046	1,751,459
Less: Allowance for credit losses	(32,015)	(31,845)
Net loans	1,754,031	1,719,615
Premises and equipment, net	5,749	5,958
Bank owned life insurance (BOLI)	28,435	28,145
Other assets	38,996	30,303
Total assets	$1,982,466	$1,984,915

Liabilities and Equity

Non-interest bearing deposits	$270,992	$352,546
Interest bearing deposits	1,175,393	1,223,436
FHLBNY borrowings	186,150	83,150
FRB Advances	10,000	—
Subordinated debentures	43,016	42,921
Other liabilities	17,775	16,828
Total liabilities	1,703,326	1,718,881

Total shareholders’ equity	279,140	266,034
Total equity	279,140	266,034

Total liabilities and equity	$1,982,466	$1,984,915

Table 2: Consolidated Income Statements (Unaudited)
	For the three months ended June 30,		For the six months ended June 30,
	2023	2022	2023	2022
	(Dollars in thousands, except per share data)
Interest income:
Interest and fees on loans	$25,763	$19,458	$50,307	$38,657
Interest and dividends on investments	227	182	437	371
Interest on deposits with banks	1,277	865	2,547	1,114
Total interest income	27,267	20,505	53,291	40,142
Interest expense:
Interest on deposits	9,079	1,809	16,661	3,650
Interest on borrowings	2,321	722	3,615	1,418
Total interest expense	11,400	2,531	20,276	5,068
Net interest income	15,867	17,974	33,015	35,074
(Recovery of) provision for credit losses	500	350	(1,900)	350
Net interest income after provision for credit losses	15,367	17,624	34,915	34,724
Non-interest income
Service fees on deposit accounts	931	1,313	2,146	2,629
Gain on sale of SBA loans	—	22	—	22
Other loan fees	241	441	419	716
Bank owned life insurance income	147	141	290	280
Net gain on sale and valuation adjustment of OREO	—	281	—	328
Other	277	316	523	615
Total non-interest income	1,596	2,514	3,378	4,590
Non-interest expense
Compensation and benefits	2,940	2,458	6,581	5,145
Professional services	494	541	1,087	1,092
Occupancy and equipment	645	624	1,290	1,270
Data processing	367	313	668	637
FDIC insurance and other assessments	347	259	573	546
OREO expense	198	56	370	90
Other operating expense	1,381	1,460	2,562	2,610
Total non-interest expense	6,372	5,711	13,131	11,390
Income before income tax expense	10,591	14,427	25,162	27,924
Income tax expense	2,461	3,689	5,902	7,095
Net income attributable to Company	8,130	10,738	19,260	20,829
Less: Preferred stock dividend	(7)	(7)	(14)	(14)
Net income available to common shareholders	$8,123	$10,731	$19,246	$20,815
Earnings per common share
Basic	$0.68	$0.90	$1.61	$1.75
Diluted	$0.67	$0.88	$1.59	$1.71
Weighted average common shares outstanding
Basic	11,945,424	11,914,454	11,944,794	11,909,892
Diluted	12,119,004	12,185,252	12,139,899	12,182,786

Table 3: Operating Ratios

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022
Return on average assets	1.67%	2.13%	1.99%	2.05%
Return on average common equity	11.74%	17.54%	14.15%	17.39%
Interest rate spread	2.45%	3.34%	2.66%	3.22%
Net interest margin	3.34%	3.61%	3.49%	3.49%
Efficiency ratio*	36.49%	27.87%	36.08%	28.72%
*     Efficiency ratio is calculated using non-interest expense divided by the sum of net interest income and non-interest income.

Table 4: Asset Quality Data

	June 30,	December 31,
	2023	2022
	(Amounts in thousands except ratio data)
Allowance for credit losses on loans	$32,015	$31,845
Allowance for credit losses to total loans	1.79%	1.82%
Allowance for credit losses to non-accrual loans	164.55%	195.66%
Non-accrual loans	$19,456	$16,276
OREO	$1,673	$1,550